Exhibit 12.1
AVIV REIT, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Year Ended December 31,										Three Months Ended March 31,
	2006		2007		2008		2009		2010		2010	2011

Earnings:
Net income	12,787,504		16,398,464		16,874,193		33,680,631		37,982,720		11,629,086	1,180,721
Add:
Fixed Charges	18,294,431		24,693,818		26,869,721		27,373,757		23,787,960		6,004,611	8,286,991

Earnings, as adjusted (A)	31,081,935		41,092,282		43,743,914		61,054,388		61,770,680		17,633,697	9,467,712

Fixed charges:
Interest expensed and capitalized	15,941,839		24,254,399		26,333,101		26,823,430		22,779,901		5,865,316	7,607,996
Amortized premiums discounts and capitalized expenses related to indebtedness	2,352,592		439,419		536,620		550,327		1,008,059		139,295	678,995
Preferred stock dividend	1,217,610		6,553,686		8,842,980		14,569,875		17,371,893		—	—

Fixed charges, as adjusted (B)	19,512,041		31,247,504		35,712,701		41,943,632		41,159,853		6,004,611	8,286,991

Ratio of earnings to fixed charges ((A) divided by (B)):	1.70	x	1.66	x	1.63	x	2.23	x	2.60	x	2.94	1.14